Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor
	Chief Financial Officer	Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES TERMINATION OF XIFAXAN™

CO-PROMOTION; REAFFIRMS 2005 GUIDANCE

RALEIGH, NC, August 22, 2005 – Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) announced that ALTANA Pharma US and Salix Pharmaceuticals mutually have agreed to early termination of the co-promotion agreement to promote XIFAXAN™ (rifaximin) tablets 200 mg. ALTANA and Salix are working together to transition out of the co-promotion agreement over the next several weeks to ensure that physicians writing XIFAXAN have an appropriate level of support.

“We were pleased with the opportunity to co-promote XIFAXAN,” commented Mr. George Cole, President, ALTANA Pharma US. “We are confident that XIFAXAN should serve as a major contributor to Salix’s ongoing success. ALTANA has made the strategic decision to realign its efforts in the respiratory therapeutic area. Therefore, in order to focus our efforts, ALTANA and Salix have agreed to end their co-promotion activities.”

Carolyn Logan, President and Chief Executive Officer, Salix, stated, “We wish ALTANA success in realigning their efforts to focus in a specific therapeutic area. We certainly understand the importance of strategic focus. Our business continues to grow and prosper as a result of our strategy to dedicate all of our efforts on becoming the leading specialty pharmaceutical company providing products to gastroenterologists and their patients. In particular, our confidence with regard to XIFAXAN continues to grow as we see increasing acceptance and utilization of the product among our target audience of approximately 12,000 gastroenterologists, hepatologists and infectious disease physicians. XIFAXAN achieved an all-time high of new and total prescriptions for the week ended August 5, 2005. “We are excited about the activities we envision taking place during the remainder of 2005 and the many opportunities these activities will create to expand the reach of XIFAXAN.”

A number of programs are underway to expand XIFAXAN’s current label to include additional indications. In July 2005 the Company initiated a Phase III study to evaluate the efficacy and safety of XIFAXAN for the prevention of travelers’ diarrhea. The Company intends to continue the travelers’ diarrhea prevention program by initiating a second study later this year in Asia. Work continues in a number of other areas, and the Company intends to initiate trials in C. difficile-associated diarrhea, hepatic encephalopathy and irritable bowel syndrome by the end of 2005. Additionally, based on work recently published by Dr. Ira Shafran and the results of other proof-of-concept studies, Salix intends to initiate a study of XIFAXAN in the treatment of Crohn’s disease during the first half of 2006. In addition to the Company-sponsored programs to further investigate XIFAXAN, a number of independent investigators are investigating the product as well. The Company is aware of 16 investigator-initiated studies of XIFAXAN that either began during the first half of 2005 or are scheduled to be initiated during the second half of 2005. Additionally, 32 articles and 8 abstracts on XIFAXAN were published during the first eight months of 2005.

The availability of XIFAXAN continues to generate a growing level of interest in the potential of a nonsystemic, gastrointestinal-selective, oral antibiotic to intervene in a number of GI disease states. Salix expects XIFAXAN will be the topic of interest and discussion at several important scientific meetings over the period of the next several months including:

Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC)

New Orleans, LA, September 21-24

2 abstracts on C. difficile-associated diarrhea

American College of Gastroenterology (ACG)

Honolulu, HI, October 28-November 2

Oral presentation on irritable bowel syndrome

Oral presentation on hepatic encephalopathy

Abstracts on H. pylori gastritis, Crohn’s disease and inflammatory bowel disease

American Association for the Study of Liver Diseases (AASLD)

San Francisco, CA, November 11-15

1 abstract on hepatic encephalopathy

Based upon information currently available, the Company continues to expect total Company product revenue and earnings per share for 2005 – excluding any effects from the proposed acquisition of InKine Pharmaceutical Company, Inc. later this year – to be in the range of $150 to $155 million and at least $0.60, on a fully diluted basis, assuming a 5% tax rate for the year ending December 31, 2005.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (> 12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects

(vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, specifically, risks relating to market acceptance of products, clinical trial and regulatory review risks, reliance on third parties to help sell our products outside the U.S. gastroenterology market and intellectual property risks. The reader is referred to the documents that Salix files from time to time with the Securities and Exchange Commission.